Bristow Group Inc.
NEWS RELEASE

BRISTOW GROUP INC. RECEIVES COURT APPROVAL OF “FIRST DAY MOTIONS”

Company Continues Normal Course Operations Globally

HOUSTON, TX – May 15, 2019 / PRNewswire -- Bristow Group Inc. (NYSE: BRS) (“Bristow” or the "Company") today announced that the Company has received approval from the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” or “the Court”) for its First Day motions related to its voluntary Chapter 11 reorganization.

The Court has approved Bristow’s motions seeking a variety of “first-day” relief for the filing entities, including authority to pay employee wages and salaries, Company-sponsored benefit programs, as well as vendors and suppliers in the ordinary course for goods and services provided after the Petition Date.

Bristow intends to use the Chapter 11 proceedings to restructure and strengthen its balance sheet and achieve a lower and more sustainable debt level, while continuing to provide safe, reliable and professional industrial aviation services to its global clients well into the future.

All of Bristow’s businesses are operating in the ordinary course and are anticipated to continue to do so for the duration of the Chapter 11 process.

The Chapter 11 filings pertain to six of Bristow’s legal entities in the United States and two of its Cayman Islands subsidiaries. Bristow’s other non-U.S. entities, including those holding Bristow’s non-U.S. air operating certificates (“AOCs”), are not included in the Chapter 11 filings. The following entities are included: Bristow Group Inc., BHNA Holdings Inc., Bristow Alaska Inc., Bristow Helicopters Inc., Bristow U.S. Leasing LLC, Bristow U.S. LLC, BriLog Leasing Ltd. and Bristow Equipment Leasing Ltd.

Additional information regarding Bristow’s Chapter 11 filing is available on the Company’s website: http://www.bristowgroup.com/restructuring. Court filings and information about the claims process are available at: https://cases.primeclerk.com/Bristow. Questions should be directed to the Company's claims agent, Prime Clerk, by email to bristowinfo@primeclerk.com or by phone at +1 844-627-6967 (toll free) or +1 347-292-3534 (toll).

Baker Botts L.L.P. and Wachtell, Lipton, Rosen & Katz are serving as the Company's legal counsel and Alvarez & Marsal is serving as the Company’s restructuring advisor. Houlihan Lokey is serving as financial advisor to the Company.

About Bristow Group Inc.
Bristow Group Inc. is the world's leading industrial aviation service provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow's strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. To learn more, visit our website at www.bristowgroup.com.

Bristow Group Inc.
NEWS RELEASE

Contact:
Global Media Relations
Adam Morgan
Director, Global Communications
+1 832.783.7927
Adam.morgan@bristowgroup.com

Reevemark
Paul Caminiti/Delia Cannan/Molly Curry
+1 212.433.4600
BristowGroup@reevemark.com

Investor Relations
Linda McNeill
Director, Investor Relations
+1 713.267.7622
Linda.mcneill@bristowgroup.com